Registration No. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	91-2079472
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3609 S. Wadsworth Blvd, Suite 250, Lakewood, CO	80235
(Address of principal executive offices)	(Zip Code)

Command Center, Inc. 2016 Stock Incentive Plan
 (Full title of the plan)

Frederick Sandford
President and CEO
Command Center, Inc.
3609 S. Wadsworth Blvd, Suite 250
Lakewood, CO 80235
(866) 464-5844

(Name, address and telephone
number of agent for service)

Copy to:
Amy M. Trombly, Esq.
Trombly Business Law, PC
1314 Main Street, Suite 102
Louisville, CO 80027
(617) 243-0060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☒
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share, issued pursuant to the Command Center, Inc. 2016 Stock Incentive Plan	6,000,000	$0.37	$2,220,000	$257.30

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated solely for calculation of the registration fee pursuant to Rules 457(c) and (h)(1) under the Securities Act, based on the average of the high and low prices for the Registrant’s Common Stock on December 27, 2016, as reported on the OTC Markets Group QB.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

In accordance with the Instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this registration statement on Form S-8.

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the employee participants in accordance with Form S-8 and Rule 428(b)(1) promulgated under the Securities Act of 1933.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Registrant will provide, without charge, to each person to whom a copy of a Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference in Item 3 of Part II of this registration statement. These documents, taken together, are incorporated by reference in and constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will also make available without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b). Requests for such information should be directed to: Command Center, Inc., 3609 S. Wadsworth Blvd, Suite 250, Lakewood, CO, Attention: Corporate Secretary. Telephone: (866) 464-5844.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this registration statement:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 25, 2015, filed March 24, 2016 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(b)
The Registrant’s Current Reports on Form 8-K filed April 12, 2016; June 7, 2016; August 19, 2016; September 2, 2016; October 4, 2016; and November 23, 2016.
(c)
The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 25, 2016, filed May 11, 2016; the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 24, 2016, filed August 9, 2016; and the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 23, 2016, filed November 14, 2016; and
(d)
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed February 8, 2008, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the Registrant, or was a promoter, underwriter, voting trustee, director, officer or employee of the Registrant. No expert or counsel has any contingent-based agreement with the Registrant or any other interest in or connection to the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 23B.08.500 through 23B.08.603 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act, as amended. Article IX of the Registrant’s Articles of Incorporation, as amended and Article VI of the Registrant’s Amended and Restated Bylaws provide for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law and provide the directors and officers of the Registrant also may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy maintained by the Registrant for such purpose.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VIII of the Registrant’s Articles of Incorporation, as amended, contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

Article IX of the Registrant’s Articles of Incorporation, as amended (included as Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 filed May 7, 2001) and Article VI of the Registrant’s Amended and Restated Bylaws, as amended (included as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed October 4, 2016) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Washington Business Corporation Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.	Description
5.1	Opinion of Trombly Business Law, PC (filed herewith).

10.1	Command Center, Inc. 2016 Stock Incentive Plan (included as Appendix B to the Registrant’s Defintive Proxy Statement filed October 11, 2016, and incorporated herein by reference).

23.1	Consent of PMB Helin Donovan, LLP (filed herewith).

23.2	Consent of Trombly Business Law, PC (included in Exhibit 5.1 filed herewith).

ITEM 9.	UNDERTAKINGS.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)(3)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on the 28th day of December, 2016.

COMMAND CENTER, INC.

By:	/s/ Frederick Sandford
Frederick SandfordPresident and CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Frederick Sandford	President and CEO	December 28, 2016
Frederick Sandford	(Principal Executive Officer)

/s/ Colette Pieper	Chief Financial Officer (Principal Financial	December 28, 2016
Colette Pieper	Officer and Principal Accounting Officer)

/s/ Steven Bathgate	Director	December 28, 2016
Steven Bathgate

/s/ Richard Finlay	Director	December 28, 2016
Richard Finlay

/s/ R. Rimmy Malhotra	Director	December 28, 2016
R. Rimmy Malhotra

/s/ John Schneller	Director	December 28, 2016
John Schneller

/s/ J.D. Smith	Director	December 28, 2016
J.D. Smith

/s/ John Stewart	Director	December 28, 2016
John Stewart